Exhibit 99.1

AspenBio Appoints Diagnostics Industry Veteran Don Hurd
as Senior Vice President and Chief Commercial Officer

Extensive hands-on experience will jump-start commercial activities

CASTLE ROCK, Colo., May 24, 2012 — AspenBio Pharma, Inc. (Nasdaq: APPY), today announced that Don Hurd has been appointed to the new position of Senior Vice President and Chief Commercial Officer, effective May 23, 2012. Mr. Hurd brings to AspenBio Pharma over 30 years of experience in the medical diagnostic and device industry with a diverse background in sales, marketing, strategic planning, business development and customer operations.

Mr. Hurd began consulting with AspenBio on May 1, 2012, and will be responsible for building out the company’s commercial plans in anticipation of a successful clinical trial and FDA filing for AppyScore™: a blood-based test, designed, following FDA clearance or approval, to assist clinicians with their rule-out of appendicitis in pediatric and adolescent patients.  Mr. Hurd joins AspenBio Pharma from BioBehavioral Diagnostics, where he most recently served as Vice President - Sales. Prior positions include: Vice President - Marketing/Sales at MicroPhage; Vice President North American Customer Operations, Siemens Healthcare Diagnostics; and U.S. Director of Sales, Bayer Healthcare Diagnostics.

Steve Lundy, President and CEO of Aspen Bio Pharma, commented, “Don joining the AspenBio Pharma team is an important next step as we prepare for commercialization of our lead product, AppyScore. I have previously worked closely with Don in both large and small companies and know the high level of execution and leadership he will bring leading and directing our sales, marketing and customer operations teams.”

Upon his commencement of employment, Mr. Hurd was granted stock options to purchase 120,000 shares of the Company’s common stock.  This stock option award, which is an employment-inducement grant made outside of the Company’s Stock Incentive Plan, as amended, has the following material terms:  the exercise price per share of the stock options granted was $0.57; the stock options shall vest as to 50% of the total at the sixth-month anniversary of the Grant Date, and the balance vesting one-twelfth monthly over months seven through twelve, following the Grant Date.  Any stock options granted that are then unvested, shall vest upon the consummation of a “Change in Control” of AspenBio, using the same terms as contained in the Company’s 2002 Stock Incentive Plan, as amended.  The options are exercisable for a period of ten (10) years after the Grant Date, subject to earlier termination on cessation of service with the Company.

 About AspenBio Pharma and AppyScore

AspenBio Pharma, Inc. is an emerging in vitro diagnostic company focused on obtaining FDA clearance for its lead product, AppyScore, which is a unique blood-based test in development designed to help physicians manage the large number of patients who enter emergency rooms every year complaining of abdominal pain, many suspected of having acute appendicitis. AppyScore is a test to aid in evaluating patients suspected of appendicitis based on its projected high sensitivity and negative predictive value. The AppyScore test is designed to aid in identifying those patients who are at low risk for appendicitis, allowing clinicians to take a more conservative approach to patient management. The current focus of AspenBio’s effort is the use of AppyScore in children and adolescents suspicious for the disease as this population is at the highest risk for appendicitis as well having the highest risk of the long-term health effects associated with CT imaging. AppyScore could potentially decrease radiation exposure risk arising from the use of CT scans performed in triaging pediatric and adolescent patients with abdominal pain, as well as potentially reduce healthcare costs. The company has a large and unique repository of blood samples that may provide valuable data regarding the appendicitis condition and additional protein marker information associated with causes of abdominal pain, providing an important resource for product development. For more information, visit www.aspenbiopharma.com.

Forward-Looking Statements

This press release includes "forward-looking statements" of AspenBio Pharma, Inc. ("AspenBio") as defined by the Securities and Exchange Commission ("SEC"). All statements, other than statements of historical fact, included in this press release that address activities, events or developments that AspenBio believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made based on experience, expected future developments and other factors AspenBio believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of AspenBio. Investors are cautioned that any such statements are not guarantees of future performance. Actual results or developments may differ materially from those projected in the forward-looking statements as a result of many factors, including our ability to successfully complete required product development and modifications in a timely and cost effective manner, complete clinical trial activities for AppyScore required for FDA submission, obtain FDA clearance or approval, cost effectively manufacture and generate revenues from AppyScore and other new products, execute agreements required to successfully advance the company's objectives, retain the management team to advance the products, overcome adverse changes in market conditions and the regulatory environment, obtain and enforce intellectual property rights, and realize value of intangible assets. Furthermore, AspenBio does not intend (and is not obligated) to update publicly any forward-looking statements. The contents of this press release should be considered in conjunction with the risk factors contained in AspenBio's recent filings with the SEC, including its Form S-1 filed on April 12, 2012.

Company Contact:
Gregory Pusey
AspenBio Pharma, Inc.
Tel 303-794-2000 Ext. 207

Media Contact:
Ronald Trahan, APR
Ronald Trahan Associates, Inc.
Tel 508-359-4005, Ext. 108

Investor Relations:
Ron Both
Liolios Group, Inc.
Tel 949-574-3860